As filed with the Securities and Exchange Commission on March 16, 2018

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VALE S.A.

(Exact name of registrant as specified in its charter)

The Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Praia de Botafogo 186 —
offices 701 — 1901 — Botafogo
Rio de Janeiro, RJ, Brazil	22250-145
(Address of Principal Executive Offices)	(Zip Code)

2018 Matching Program

(Full title of the plan)

Vale Americas Inc.

140 E. Ridgewood Avenue, Suite 415

South Tower, Paramus, New Jersey 07652

(Name and address of agent for service)

(201) 265-2497

(Telephone number, including area code, of agent for service)

with copies to:

Nicolas Grabar

Cleary, Gottlieb, Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, without par value, of Vale S.A. (1)	5,000,000	$12.84	$64,200,000.00	$7,992.90

(1)        American Depositary Shares issuable upon the deposit of the common shares registered hereby have been or will be registered under a separate registration statement on Form F-6.  Each American Depositary Share will represent one common share of Vale S.A (a “common ADS”).

(2)        Also registered hereby is such indeterminable number of common shares as may be necessary for the 2018 Matching Program as a result of stock splits, stock dividends or similar adjustments of the outstanding common shares of Vale S.A.

(3)        Estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported prices of a common ADS (defined above) as reported on the New York Stock Exchange on March 9, 2018.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.         Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which previously have been filed by Vale S.A. (“Vale”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)                                 Vale’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the Commission on April 10, 2017 (File No. 001-15030);

(b)                                 All other reports filed by Vale pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2016;

(c)                                  The description of Vale’s common shares contained in its annual report on Form 20-F for the fiscal year ended December 31, 2016.

All reports filed by Vale pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (with respect to any Form 6-K, only to the extent designated therein) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto indicating that all securities offered hereunder have been sold or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Neither the laws of Brazil nor Vale’s bylaws or other constitutive documents provide for indemnification of directors and officers.  Under the Brazilian Civil Code, a person engaged in an illegal action must indemnify any third person that incurred losses or damages arising from such illegal action.  Vale has entered into indemnification agreements with its directors and officers.  Vale maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to Vale itself with respect to payments which may be made by Vale to such officers and directors pursuant to the above indemnification agreements or otherwise as a matter of law.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The following documents are filed with or incorporated by reference hereto.

Exhibit number	Document

4.1

Bylaws of Vale S.A. as amended at the shareholders’ meeting held on December 21, 2017, incorporated by reference to our reports on Form 6-K furnished to the SEC on November 11, 2017 and December 21, 2017

4.3	2018 Matching Program

23.1	Consent of KPMG Auditores Independentes

24	Power of Attorney (included on signature pages)

Item 9.         Undertakings.

(a)                                 Vale hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Vale pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 Vale hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Vale’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Vale pursuant to the foregoing provisions, or otherwise, Vale has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Vale of expenses incurred or paid by a director, officer or controlling person of Vale in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Vale will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit number	Document

4.1

Bylaws of Vale S.A. as amended at the shareholder meeting held on December 21, 2017, incorporated by reference to our reports on Form 6-K furnished to the SEC on November 11, 2017 and December 21, 2017.

4.3	2018 Matching Program

23.1	Consent of KPMG Auditores Independentes

24	Power of Attorney (included on signature pages)

SIGNATURES

Pursuant to the requirements of the Securities Act, Vale certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil on March 9, 2018.

VALE S.A.

By:	/s/ Fabio Schvartsman
Name:	Fabio Schvartsman
Title:	Chief Executive Officer

By:	/s/ Luciano Siani Pires
Name:	Luciano Siani Pires
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Fabio Schvartsman and Mr. Luciano Siani Pires, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	SIGNATURE	TITLE	DATE

	/s/ Fabio Schvartsman	Chief Executive Officer	March 9, 2018
Fabio Schvartsman

	/s/ Luciano Siani Pires	Chief Financial Officer	March 9, 2018
Luciano Siani Pires

Vale Americas, Inc.

By:	/s/ Paul Casbar	Authorized Representative of Vale S.A. in the United States	March 9, 2018
Paul Casbar

/s/ Gueitiro Matsuo Genso	Chairman of the Board of Directors	March 9, 2018
Gueitiro Matsuo Genso

/s/ Fernando Jorge Buso Gomes	Vice-Chairman	March 9, 2018
Fernando Jorge Buso Gomes

/s/ Marcel Juviniano Barros	Director	March 9, 2018
Marcel Juviniano Barros

/s/ Dan Antonio Marinho Conrado	Director	March 9, 2018
Dan Antonio Marinho Conrado

/s/ Eduardo Refinetti Guardia	Director	March 9, 2018
Eduardo Refinetti Guardia

/s/ Toshiya Asahi	Director	March 9, 2018
Toshiya Asahi

/s/ Oscar Augusto de Camargo Filho	Director	March 9, 2018
Oscar Augusto de Camargo Filho

	Director	March , 2018
Ney Roberto Ottoni de Brito

/s/ Lucio Azevedo	Director	March 9, 2018
Lucio Azevedo

	Director	March , 2018
Denise Pauli Pavarina

	Director	March , 2018
Sandra Maria Guerra de Azevedo

	Director	March , 2018
Isabella Saboya de Albuquerque